EXHIBIT 21.1


         Listed below are the subsidiaries of the Registrant, along with the total number of active subsidiaries directly or indirectly owned by each as of December 31, 2005. Ownership is 100% unless indicated otherwise.

                                                          U.S.      Non-U.S.

Caspian Services Group Limited, BVI                                    0

Caspian Geophysic Ltd. BVI                                             2
         TatArka, LLP, Kazakhstan
         Kazmorgeophysica CJSC, Kazakhstan(1)

Caspian Real Estate Ltd., BVI                                          3
         CJSC Bauta, Kazakhstan(2)
         Bautino Development Company, Kazakhstan(2)
         Balykshi LLP, Kazakhstan

(1) Caspian Geophysics Ltd. owns a 51% equity interest in Kazmorgeophyisica
CJSC.
(2) Caspian Real Estate Ltd. owns a 56% equity interest in CJSC Bauta and a 50% equity interest in Bautino Development Company LLP.


























* 56% owned subsidiary of Caspian.